Exhibit 10.4(a)

STATE OF SOUTH CAROLINA	)
	)	LEASE AGREEMENT
COUNTY OF HORRY	)

This Lease Agreement (“Lease”) entered into this 13th day of November, 2007, by and between Myrtle Beach Farms Company, Inc., a South Carolina corporation, hereinafter called the “Landlord” and Coastal Carolina Dream Team, LLC, a South Carolina limited liability company, hereinafter called “Tenant”.

WITNESSETH:

The Landlord, for and in consideration of the covenants and agreements hereinafter set forth to be kept and performed by the Tenant,  demises and leases unto the Tenant and the Tenant does hereby rent from the Landlord the premises hereinafter specifically set forth.

1.             Description of Premises:  The real estate owned by Landlord located at 2305 N. Oak St. in the City of Myrtle Beach, South Carolina 29577, together with the existing buildings, parking lots, drive-through facilities and other improvements thereon and all other rights, easements and privileges appurtenant thereto, as more particularly described on Exhibit “A” attached hereto.

2.             Term:  The Term of this Lease shall be for three (3) years, beginning on November 1, 2007 and terminating, unless extended as provided herein, on October 31, 2010.  Provided Tenant is not in default of this Lease, the Tenant, at its option may extend the Lease for four (4) Extension Terms of one (1) year with rent increasing three percent (3%) over the prior Term’s Rent charge for each Extension Term.  Tenant must notify Landlord of its intent to exercise an Extension Option in writing no later than ninety (90) days prior to the expiration date of the then current Term.

3.             Rent:  The Tenant shall pay to the Landlord Seven Thousand and 00/100 Dollars ($7,000.00) per month, due and payable on or before the first (1st) day of each month, beginning November 1, 2007.  The Tenant shall pay to the Landlord Fourteen Thousand and 00/100 Dollars ($14,000.00) per month, due and payable on or before the first (1st) day of each month, beginning May 1, 2008.  All rent payments should be mailed to Landlord at the following payment address:  P.O. Box 9179, Myrtle Beach, SC  29578-9179.

In the event Tenant shall exercise its first (1st) Extension Term, the Tenant shall pay to the Landlord Fourteen Thousand Four Hundred Twenty and 00/100 Dollars ($14,420.00) per month, due and payable on or before the first (1st) day of each month, beginning on November 1, 2010.

In the event Tenant shall exercise its second (2nd) Extension Term, the Tenant shall pay to the Landlord Fourteen Thousand Eight Hundred Fifty-Two and 60/100 Dollars ($14,852.60) per month, due and payable on or before the first (1st) day of each month, beginning on November 1, 2011.

In the event Tenant shall exercise its third (3rd) Extension Term, the Tenant shall pay to the Landlord Fifteen Thousand Two Hundred Ninety-Eight and 18/100 Dollars ($15,298.18) per month, due and payable on or before the first (1st) day of each month, beginning on November 1, 2012.

In the event Tenant shall exercise its fourth (4th) Extension Term, the Tenant shall pay to the Landlord Fourteen Thousand Seven Hundred Fifty-Seven and 13/100 Dollars ($15,757.13) per month, due and payable on or before the first (1st) day of each month, beginning on November 1, 2013.

4.             Security Deposit:  The Tenant shall pay to Landlord the sum of Fourteen Thousand and 00/100 Dollars ($14,000.00) upon execution of this Lease, to be held by Landlord as a Security Deposit.  The Security Deposit (a) shall be retained by the Landlord as security for Tenant’s payment of the Rent and performance of all of Tenant’s other obligations under the provisions of the Lease; (b) shall not be deemed to represent payment of any Rent; and, (c) shall not bear interest while retained by the Landlord.  Upon termination of this Lease, so long as Tenant is not in default of this Lease, any portion of the Security Deposit which is not applied or retained pursuant to past due rental charges or damages to the Demised Premises shall be returned to the Tenant within thirty (30) days after the expiration of the Term of this Lease.  Landlord shall have the right to apply any part of the Security Deposit to cure any Event of Default.  The application of the Security Deposit shall be at the sole discretion of Landlord.  It is expressly understood that this remedy is in addition to all other remedies vested in Landlord.

5.             Use of Premises:  Tenant shall be permitted to use the Premises, in whole or in part, for office space and retail banking operations, and for no other purpose without the prior written consent from Landlord.  The Tenant understands and acknowledges that Tenant’s use of the Premises for the retail banking operations shall not commence until May 9, 2008.

6.             Tenant Allowance:  Landlord agrees to give Tenant an allowance toward the cost of Tenant’s upfit work within the Premises, herein after referred to as the “Allowance”, which shall be equal to Twenty-Five Thousand and 00/100 Dollars ($25,000.00).

One-half (1/2) of the Allowance shall be paid to Tenant upon full execution of this Lease Agreement with the balance of the Allowance being paid to Tenant upon the date Tenant shall open the Premises to the public for business; provided, Tenant shall have furnished Landlord with the lien waivers for work costing Five Thousand and 00/100 Dollars ($5,000.00) or more and completion of the improvements required to be made by Tenant and acquisition by Tenant of an unconditional, permanent Certificate of Occupancy.

The lien waiver referred to in previous paragraph shall include the execution by Tenant and each of its contractors, suppliers and materialmen and the delivery to Landlord of a valid and enforceable waiver of lien in form and substance satisfactory to Landlord for all work, labor, services or material performed or furnished by, through or under such contractors, supplier or materialman costing Five Thousand and 00/100 Dollars ($5,000.00) or more for Tenant in respect of the Premises including such waiving party’s sworn affidavit that all contractors, suppliers or materialmen of such waiving party have been paid in full.

7.             Repairs and Maintenance:  Upon occupancy of the Premises, the Tenant shall not cause or permit any waste, damage or injury to the Premises, including but not limited to, the existing buildings, parking lots, drive-through facilities and other improvements thereon.  The Tenant at its sole cost and expense shall keep the Premises as now or hereafter constituted with all improvements made thereto clean and in good condition, normal wear and tear excepted.

Tenant shall, at its cost, contract with a service company (which Landlord, at its option, may reasonably designate or approve) for the monthly maintenance of the heating, ventilating and air conditioning equipment serving the Premises.  Tenant shall furnish a copy of the service contract to Landlord within ten (10) days after opening for business, and a copy of any subsequent contracts from time to time during the Term.

Tenant shall, at its cost, retain a licensed, bonded professional pest and termite control service (which Landlord, at its option, may reasonably designate or approve) to perform at the minimum annual inspections of the Premises to keep the Premises free of infestation by insects, rodents and vermin, and shall promptly cause any corrective or extermination work reasonably recommended by such service to be performed.  The Tenant shall provide the Landlord with a copy of the termite and pest control contract and annual renewals of the contract.

Tenant agrees to initiate and carry out a program of regular maintenance and repair of the Premises, including the painting or refinishing of all areas of the interior of the Premises, so as to impede, to the extent possible, deterioration by ordinary wear and tear and to keep the safe in attractive condition.

The Landlord hereby covenants that as of the commencement date of the term of this Lease the heating, ventilating and air conditioning equipment serving the Premises shall be in good working order.  Landlord further covenants to provide written proof that as of the commencement date of the Term of this Lease that the Premises are free and clear of termites and pests.  The Landlord shall be responsible for any structural repairs, defined as exterior walls and roof, of the Premises during the Term, except for any damage thereto caused by any act or omission of Tenant or its agents, employees or invitees.

8.             Landlord’s Right of Access:  Landlord and its agents, employees and any person authorized by Landlord shall have the right to enter the Premises (a) at all reasonable times, upon reasonable prior notice (except in an emergency), for the purpose of examining or inspecting the same to ascertain if they are in good repair, making such alterations, repairs, improvements or additions to the Premises as Landlord may be required or permitted to make hereunder, exhibiting the Premises to prospective purchasers and lenders and posting notices which Landlord may deem reasonable and necessary for its protection, and (b) at any time in an emergency.  During the six (6) months prior to the end of the Term, Tenant shall cooperate with Landlord in exhibiting the Premises to prospective tenants. Access by Landlord hereunder shall not, under the circumstances, unreasonably interfere with Tenant’s use and enjoyment of the Premises.  Tenant waives any claim and covenants not to sue Landlord for damages for any injury or inconvenience to or interference with Tenant’s business, occupancy or quiet enjoyment arising out of any permitted entry by Landlord.  Tenant acknowledges that Landlord might not retain a key to the Premises and therefore may, in any emergency, enter the Premises in any manner which Landlord determines to be necessary, without liability therefor to Tenant.  No entry pursuant to this Section shall be deemed to constitute an eviction of Tenant or a forcible detainer of the Premises.

9.             Utilities:  Tenant shall pay, from the date of delivery of the Premises through the expiration of the Term (and, without implying that a holdover is permitted, through any holdover), all charges for gas, water, sewer, rubbish removal, electricity, telephone and other utility services used in the Premises.  If any such charges are not paid when due, Landlord may pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as additional Rent.  Upon delivery of the Premises, Tenant shall cause all utility services that are separately metered to the Premises to be billed directly to Tenant, and Tenant shall pay such charges directly to the purveyor(s) of such services.

10.           Taxes:  Tenant covenants and agrees to reimburse Landlord the full amount of all taxes assessed against the Premises, including all improvements thereon.  Landlord shall send an invoice to Tenant for the amount of taxes due and payable each year during the Term and Tenant shall remit payment to Landlord upon receipt of said tax invoice from Landlord.  Tenant also agrees to pay directly to the various taxing authorities any and all taxes attributable to Tenant’s furniture, fixtures and improvements that may exist on the Premises during the term of this Lease.  It is further understood that Tenant shall pay any and all documentary stamp taxes or other tax assessed by the South Carolina Tax Commission, or other taxing authorities, upon the within Lease by reason of its execution and/or recording or otherwise.

Tenant’s obligation for tax payments hereunder shall survive the expiration of the Lease term or earlier termination hereof and, in such event, Tenant shall pay sums due pursuant to this Section 10 to Landlord upon demand.

11.           Insurance:  At all times after the effective date hereof, Tenant shall maintain in force or cause to be maintained at its expense worker’s compensation and employer’s liability insurance as required by law.  The employer’s liability section shall provide $500,000.00 of coverage.  Tenant shall also maintain at all times policies of insurance against public liability and property damage, including, without limitation, commercial general liability, employee’s vehicle liability coverages, and insurance against assumed or contractual liability under this Lease (collectively the “Tenant’s Liability Insurance”) specifically naming the Landlord, as an additional insured, in an amount of not less than One Million Dollars ($1,000,000.00) for any one occurrence and Two Million Dollars ($2,000,000.00) as a policy year general aggregate, with a commercially reasonable deductible.  Tenant shall also maintain in full force all risk property damage insurance and a standard extended coverage endorsement issued by one or more insurance carriers covering the Premises, including the Building, to the extent of their full replacement value.  Said insurance shall not be subject to cancellation except after at least thirty (30) days prior written notice to Landlord, and the policy or policies, or duly executed certificate or certificates for the same, together with satisfactory evidence of the payment of the premium thereon, shall be deposited with Landlord at the commencement of the term and renewals thereof not less than thirty (30) days prior to the expiration of the term of such coverage and shall contain, in addition to the matters customarily set forth in such a certificate under standard insurance industry practices, an undertaking by the insurer to give Landlord not less than thirty (30) days written notice of any cancellation of change in scope or amount of coverage of such policy.  If Tenant fails to comply with such requirements, Landlord may obtain such insurance and keep the same in effect, and Tenant shall pay the Landlord the premium cost thereof upon demand.

12.           Compliance with Applicable Laws:  The Tenant at its sole cost and expense shall comply with all laws, orders and regulations of all federal, state, county and city authorities during the Term of this Lease.

13.           Leasehold Improvements:  The Tenant shall not have the right to make any alterations, improvements, remodeling or additions to either the interior or exterior of the Premises or to fixtures installed therein, or paint, drill or in any way deface any portion of the Premises without the prior written consent of the Landlord.  In the event that Tenant shall request approval in writing from Landlord for alterations or improvements to the Premises, Tenant shall submit a complete set of proposed plans and specifications to: Tenant Coordinator, Myrtle Beach Farms Company, Inc., 2411 N. Oak St., Suite 402, P.O. Box 2095, Myrtle Beach, SC 29578-2095.  Tenant shall engage an architect (“Tenant’s Architect”) registered and licensed to do business in the State where the Project is located to prepare the Working Drawings and Specifications to be submitted for Landlord’s approval.  The fees for Tenant’s Architect shall be paid by the Tenant.

14.           Signage:  Tenant shall submit all plans and specifications for all proposed signage on or about the Premises to Landlord for approval, prior to installation of said signage.  Tenant shall fully comply with all applicable requirements of all jurisdictional regulatory requirements pertaining to signage and signage installation, including but not limited to the Sign Ordinance of the municipality where the project is located.

15.           Build-To-Suit:  Landlord agrees to grant Tenant a one-time first right of refusal on or before the end of the third (3rd) year of the Initial Term of this Lease for a build-to-suit building to be located off 48th Avenue N. in Myrtle Beach, as set forth on Exhibit “B” attached hereto.   In the event Tenant does not exercise said one-time first right of refusal by the end of the third (3rd) year of the Initial Term of this Lease, the first right of refusal on said build-to-suit location shall be null and void.

16.           Surrender of Premises:  The Tenant shall on the last day of the Term, or upon the sooner termination of the Term, peaceably and quietly surrender the Premises to the Landlord, in as good condition and repair as at the commencement of this Lease, with the natural wear and tear thereof expected.

17.           Condemnation:  If the whole of the Premises, or such portion thereof as will make the Premises unsuitable for the purposes herein, is condemned for any public use or purpose by any legally constituted authority, then in either of such events this Lease shall terminate effective with the time when possession is taken by such public authority and rental shall be accounted for between the Landlord and the Tenant as of the date of the surrender of possession.  Such termination shall be without prejudice to the rights of either of the Landlord or the Tenant to recover compensation from the condemning authority for any loss or damage caused by such condemnation.  Neither the Landlord nor the Tenant shall have any rights in or to any award made to the other by the condemning authority.

18.           Damage or Destruction of Premises:  Any damage in the Premises caused by or arising from the acts or omissions of Tenant or Tenant’s agents, Tenant’s business, or the installation or removal of property in or from the Premises, shall be repaired at Tenant’s expense.  Damage to Landlord’s roof, the exterior of Landlord’s building, or any other building component that carries a warranty from Landlords contractor, will be repaired by the Landlord at Tenant’s expense, less warranty claims paid by contractor.  All other damage shall be promptly repaired by Tenant at its expense upon written notification from the Landlord. If Tenant shall fail to commence such repairs within five (5) days after notice to do so from Landlord, Landlord may make or cause the same to be made and Tenant agrees to pay to Landlord promptly upon Landlord’s demand, as additional Rent.  Repairs undertaken by Landlord pursuant to this Section will be performed by Landlord at Tenant’s expense.  Landlord reserves the right, in its sole discretion to (i) charge the cost to Tenant as Additional Rent; or (ii) invoice Tenant for such cost which Tenant shall pay to Landlord within thirty (30) days from receipt of said invoice.

In the event that more than fifty percent (50%) of the Premises are damaged or destroyed by fire or other casualty, Landlord may at its option cancel and terminate this Lease by giving notice to Tenant of Landlord’s election to do so within sixty (60) days after the date of occurrence of such damage, in which event this Lease shall terminate on the date such notice is given to Tenant.  In the event the Lease is terminated pursuant to this Section 18, both parties shall be relieved of all obligations under this Lease except for those obligations which are intended to survive the termination of this Lease and except those obligations accruing prior to such termination.

19.           Holding Over:  At any expiration or cancellation of this Lease, should Tenant hold over for any reason, it is hereby agreed that, in the absence of a written agreement to the contrary, tenancy shall commence on a month to month basis.  During any Holdover period, Tenant shall pay to Landlord monthly Rent in the same amount that was paid prior to the expiration of said Term.  If this Lease reverts to a month to month agreement upon the expiration of the Term, then a thirty (30) day written notice by either party would be required to terminate this agreement.  Upon expiration of the thirty (30) day period, the Tenant agrees to vacate the Premises.  All other terms and conditions contained in this Lease would remain in effect during the month to month tenancy agreement.

20.           Default:  If Tenant shall fail or neglect to pay any amount of rent or additional rent when the same is due and payable pursuant to this Lease, Landlord shall deliver to Tenant at the Premises or other notice address as set forth herein a written notice of monetary default.  Tenant shall have a period of ten (10) days after said notice from Landlord in which to cure the monetary default.

In the event Tenant shall fail to perform or comply with any of the terms and conditions contained in this Lease, with the exception of the payment of rents, Landlord shall deliver to Tenant at the Premises or other notice address as set forth herein a written notice of default.  Tenant shall have a period of thirty (30) days after said notice from Landlord in which to cure said default.

The Tenant expressly agrees to pay to the Landlord all costs and expenses including attorney’s fees, incurred in procuring a late rental payment or enforcing any other default under this Lease.

The Landlord expressly agrees to pay to the Tenant all costs and expenses including attorney’s fees, incurred as a result of any Landlord default under this Lease.

21.           Late Charge:  In the event Tenant shall fail to make any Rent payment on the due date, a late charge of  the greater of (a) five percent (5%) of the monthly Rent or (b) one hundred dollars ($100.00) shall be paid by Tenant as Additional Rent hereunder for each such late payment.   Should the delinquency continue for more than thirty (30) days, Tenant shall pay a late charge of one and one-half (1½) percent per month compounded monthly, and the same shall be treated as Additional Rent.

22.           Notices:  Any notice under this Lease must be in writing and must be sent by certified or overnight mail to the last address of the party to whom the notice is to be given, as designated by such party in writing.  The Landlord here designates its address and telephone number as follows:  Attn:  Lease Administration, 2411 N. Oak Street, Suite 402, Myrtle Beach, SC  29577, (843) 448-5123.  The Tenant hereby designates its address and telephone number as follows:  1800 Husted Road, Suite D, Conway, SC  29526, (843) 234-2930.

23.           Declaration of Governing Law:  This Lease shall be governed by, construed, and enforced in accordance with the laws of the State of South Carolina.

24.           Binding Effect:  The covenants, terms, conditions, provisions, and undertakings in this Lease or in any renewals thereof shall extend to and be binding upon the heirs, executors,

administrators, successors and assigns of the respective parties hereto, as if they were in every case named and expressed, and shall be construed as covenants running with the land; and wherever reference is made to either of the parties hereto, it shall be held to include and apply also to the executors, administrators, successors and assigns of such party, as if in each and every case so expressed.

25.           Entire Agreement; Modification; Severability:  This Lease contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties.  If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, to the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

26.           Indemnification:  Tenant shall defend, indemnify and hold harmless the Landlord from and against any and all claims, actions, lawsuits, damages, liability and expense (including, without limitation, reasonable attorneys’ fees) arising from: (i) the act, neglect, fault, or omission to meet the standards imposed by any duty with respect to loss, damage or injury by Tenant, its agents, servants, employees, contractors, customers or invitees; (ii) the conduct or management of any work or thing whatsoever done by Tenant in or about the Premises or from transactions of Tenant concerning the Premises; (iii) Tenant’s failure to comply with any and all Laws applicable to the use of the Premises and its occupancy as required in this Lease; or (iv) any breach or default by Tenant in the performance of any covenant or agreement pursuant to this Lease.

Landlord shall defend, indemnify and hold harmless the Tenant from and against any and all claims, actions, lawsuits, damages, liability and expense (including, without limitation, reasonable attorneys’ fees) arising from: (i) the act, neglect, fault, or omission to meet the standards imposed by any duty with respect to loss, damage or injury by Landlord, its agents, servants, employees, contractors, customers or invitees; (ii) the conduct or management of any work or thing whatsoever done by Landlord in or about the Premises or from transactions of Landlord concerning the Premises; (iii) Landlord’s failure to comply with any and all Laws applicable to the use of the Premises and its ownership as required in this Lease; or (iv) any breach or default by Landlord in the performance of any covenant or agreement pursuant to this Lease.

27.           Assignment and Subletting:  Upon written notice to Landlord, Tenant shall have the right to assign or sublease this Lease to a wholly owned affiliate of Tenant, without the consent of the Landlord.  Tenant may not assign or sublease this Lease to any other party without the prior written consent of Landlord.  Upon any assignment of this Lease, Tenant shall remain liable for the full performance of all terms, covenants and conditions of this Lease unless Landlord expressly agrees to release Tenant in writing.

28            Memorandum of Lease.  Lessor and Lessee will, upon the written request of either at any time, join in the execution of a memorandum of lease in proper form for recordation in Horry County, the fees and expenses of such recordation to be borne by Lessee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Landlord and Tenant subscribed their names and affixed their seals the day and year first above written.

WITNESSES:	LANDLORD:

Myrtle Beach Farms Company, Inc.

/s/ Susan Grose	By:	/s/ Andrew C. Tilmont

/s/ Melissa Allen Felix	Its:	Chief Operating Officer

	Print Name:	Andrew C. Tilmont

Attest:

	By:	/s/ Franklin J. Long
Franklin J. Long, Secretary

TENANT:

Coastal Carolina Dream Team, LLC

/s/ Stephen Anderson	By:	/s/ William K. Bogache

/s/ Sheryl Williams	Its:	Vice Chairman

	Print Name:	William K. Bogache

Exhibit “A”

Description of Premises

All that certain piece, parcel or tract of land and any improvements thereon situate lying and being in the County of Horry, State of South Carolina, consisting of approximately 1.29 Acres +/- bearing Horry County Tax Map #: 181-03-39-005.

Exhibit “B”

Build-to-Suit Site Plan